Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Fiscal 2026 Third Quarter Results

VONORE, Tenn. – May 7, 2026 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2026 third quarter ended March 29, 2026.

The overview, commentary, and results provided herein relate to our continuing operations, which consists of our MasterCraft and Pontoon segments.

Overview:

▪
Continued expectation to complete the combination with Marine Products Corporation (“Marine Products”) shortly after our special meeting of shareholders scheduled on May 12, 2026, subject to customary closing conditions
▪
Net sales for the third quarter were $78.2 million, up $2.2 million, or 3.0%, from the comparable prior-year period
▪
Dealer pipeline discipline remains strong, with stabilized dealer pipelines, supported by aligned production plans and a flexible, demand‑driven wholesale approach
▪
Loss from continuing operations in the third quarter was ($0.7) million, or ($0.04) per diluted share, down from prior-year income of $3.8 million, or $0.23 per diluted share, primarily due to one-time transaction costs related to the pending Marine Products combination
▪
Adjusted Net Income, a non-GAAP measure, was $7.2 million, or $0.45 per diluted share, up from $5.0 million, or $0.30 per diluted share, in the prior-year period
▪
Adjusted EBITDA, a non-GAAP measure, was $10.7 million, up $3.2 million from the comparable prior-year period
▪
Ended the third quarter with cash and investments of $84.6 million

Brad Nelson, Chief Executive Officer, commented, “We delivered results that outperformed our expectations during the third quarter, driven by disciplined execution across our business and continued new product momentum. In a market that’s evolving week to week, we’ve remained focused on our core strengths—delivering operational efficiencies, aligning production with demand, and differentiated innovation that resonates with customers and dealers.”

Nelson continued, “Within MasterCraft, premium product momentum continues to build across the lineup. Last month, we announced the reintroduction of the X23, marking the return of a historic name in our portfolio and completing the next‑generation X‑series.”

Third Quarter Results

For the third quarter of fiscal 2026, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $78.2 million, up $2.2 million from the third quarter of fiscal 2025. The increase in net sales was primarily due to favorable model mix and options sales, increased prices, and decreased dealer incentives, partially offset by lower unit volumes.

Gross margin percentage increased 420 basis points during the third quarter of fiscal 2026, compared to the prior-year period. Higher margins were primarily the result of increased net sales, as discussed above, combined with effective cost controls.

Operating expenses increased $9.2 million for the third quarter of fiscal 2026, compared to the prior-year period, due to business development and consulting costs related to the combination with Marine Products, increased selling and marketing costs, and consulting costs related to the implementation of our enterprise resource planning system (“ERP implementation costs”).

Loss from continuing operations was ($0.7) million for the third quarter of fiscal 2026, compared to income from continuing operations of $3.8 million in the prior-year period. Diluted loss from continuing operations per share was ($0.04), compared to diluted income from continuing operations per share of $0.23 for the third quarter of fiscal 2025.

Adjusted Net income was $7.2 million for the third quarter of fiscal 2026, or $0.45 per diluted share, compared to $5.0 million, or $0.30 per diluted share, in the prior-year period.

Adjusted EBITDA was $10.7 million for the third quarter of fiscal 2026, compared to $7.5 million in the prior-year period. Adjusted EBITDA margin was 13.7% for the third quarter, up from 9.9% for the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income per share, and Free Cash Flow, which we refer to collectively as the “Non-GAAP Measures”, to the most directly comparable financial measures presented in accordance with GAAP.

Combination with Marine Products Corporation

On February 5, 2026, we announced that we have entered into a definitive agreement under which we will merge with Marine Products, a leading manufacturer of recreation and sport fishing powerboats, in a cash and stock transaction. Our special meeting of shareholders is scheduled for May 12, 2026, and we expect to close shortly thereafter, subject to customary closing conditions.

Outlook

Concluded Nelson, “Looking ahead, we remain confident and credible in our ability to navigate the current macroeconomic environment by remaining disciplined, agile, and focusing on our strengths. With a strong balance sheet, a variable operating model, and a premium product portfolio that continues to resonate, we believe we’re well positioned as we move through the remainder of fiscal 2026 and into the next cycle.”

The Company’s outlook is as follows:

•
For full year fiscal 2026, we now expect consolidated net sales to be $312 million, with Adjusted EBITDA of $40 million, and Adjusted Earnings per share of $1.65. We now expect capital expenditures to be approximately $8 million for the year.

The outlook provided does not include the pending combination with Marine Products.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal third quarter 2026 results today, May 7, 2026, at 8:30 a.m. ET. Participants may access the conference call live via webcast on the investor section of the Company’s website, Investors.MasterCraft.com, by clicking on the webcast icon. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its three brands, MasterCraft, Crest, and Balise. For more information about MasterCraft Boat Holdings, and its three brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.CrestPontoonBoats.com, and www.BalisePontoonBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning economic uncertainty, the resilience of our business model, our intention to drive value, and our financial outlook.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: changes in interest rates, general economic conditions, changes in trade priorities, policies and regulations, including increases or changes in duties, current and potentially new tariffs and quotas and other similar measures, as well potential direct and indirect impact of reciprocal tariffs and other actions and uncertainty with respect to potential recovery of tariffs paid that have been determined unlawful, demand for our products, persistent inflationary pressures, changes in consumer preferences, competition within our industry, our ability to maintain a reliable network of dealers, including new dealers in international locations, our ability to cooperate with our strategic partners, elevated inventories resulting in increased costs for dealers, our ability to manage our manufacturing levels and our fixed cost base, the successful introduction of our new products, geopolitical conflicts and other political developments, financial institution disruptions, our ability to consummate the pending combination with Marine Products on the proposed terms or on the proposed timeline, or at all, including risks and uncertainties related to securing the necessary regulatory and stockholder approvals and the satisfaction of other closing conditions; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement relating to the transaction with Marine Products, effects relating to the pending combination with Marine Products, including on the market price of our common stock and our relationships with customers, employees, dealers and suppliers, and the risk of potential stockholder litigation associated with the pending combination with Marine Products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed with the Securities and Exchange Commission (the “SEC”) on August 27, 2025, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the Non-GAAP measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the consolidated statements of operations. The Non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three and Nine Months Ended March 29, 2026

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 29,	March 30,	March 29,	March 30,
	2026	2025	2026	2025

Net sales	$78,206	$75,960	$218,967	$204,687
Cost of sales	58,664	60,195	168,502	166,232
Gross profit	19,542	15,765	50,465	38,455
Operating expenses:
Selling and marketing	3,360	2,845	9,649	8,543
General and administrative	17,030	8,356	34,267	23,258
Amortization of other intangible assets	450	450	1,350	1,350
Total operating expenses	20,840	11,651	45,266	33,151
Operating income (loss)	(1,298)	4,114	5,199	5,304
Other income (expense):
Interest expense	(58)	—	(146)	(1,169)
Interest income	760	760	2,257	2,649
Loss on extinguishment of debt	(71)	—	(71)	—
Income (loss) before income tax expense	(667)	4,874	7,239	6,784
Income tax expense	49	1,053	1,811	1,521
Income (loss) from continuing operations	(716)	3,821	5,428	5,263
Loss from discontinued operations, net of tax	(26)	(78)	(7)	(3,917)
Net income (loss)	$(742)	$3,743	$5,421	$1,346

Income (loss) per share
Basic
Continuing operations	$(0.04)	$0.23	$0.34	$0.32
Discontinued operations	(0.01)	—	—	(0.24)
Net income (loss)	$(0.05)	$0.23	$0.34	$0.08

Diluted
Continuing operations	$(0.04)	$0.23	$0.33	$0.32
Discontinued operations	(0.01)	—	—	(0.24)
Net income (loss)	$(0.05)	$0.23	$0.33	$0.08

Weighted average shares used for computation of:
Basic earnings per share	16,136,132	16,414,340	16,147,425	16,471,352
Diluted earnings per share	16,136,132	16,540,345	16,263,844	16,554,235

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 29,	June 30,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$75,403	$28,926
Short-term investments	9,220	50,518
Accounts receivable, net of allowances of $254 and $156, respectively	11,230	4,086
Income tax receivable	1,740	208
Inventories, net	34,769	30,469
Prepaid expenses and other current assets	9,484	7,006
Total current assets	141,846	121,213
Property, plant and equipment, net	53,517	53,576
Goodwill	28,493	28,493
Other intangible assets, net	30,500	31,850
Deferred income taxes	17,569	18,914
Other long-term assets	5,927	5,902
Total assets	$277,852	$259,948
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$21,895	$8,255
Income tax payable	1,773	1,773
Accrued expenses and other current liabilities	53,884	55,182
Total current liabilities	77,552	65,210
Unrecognized tax positions	9,346	9,067
Other long-term liabilities	1,702	2,085
Total liabilities	88,600	76,362
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 16,279,890 shares at March 29, 2026 and 16,406,788 shares at June 30, 2025	163	164
Additional paid-in capital	52,805	52,559
Retained earnings	136,084	130,663
MasterCraft Boat Holdings, Inc. equity	189,052	183,386
Noncontrolling interest	200	200
Total equity	189,252	183,586
Total liabilities and equity	$277,852	$259,948

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			Nine Months Ended
	March 29,	March 30,		March 29,	March 30,
	2026	2025	Change	2026	2025	Change
	(Dollars in thousands)
Unit sales volume:
MasterCraft	409	422	(3.1)%	1,195	1,196	(0.1)%
Pontoon	162	197	(17.8)%	524	527	(0.6)%
Consolidated	571	619	(7.8)%	1,719	1,723	(0.2)%
Net sales:
MasterCraft	$66,764	$64,227	4.0%	$186,647	$174,857	6.7%
Pontoon	11,442	11,733	(2.5)%	32,320	29,830	8.3%
Consolidated	$78,206	$75,960	3.0%	$218,967	$204,687	7.0%
Net sales per unit:
MasterCraft	$163	$152	7.2%	$156	$146	6.8%
Pontoon	71	60	18.3%	62	57	8.8%
Consolidated	137	123	11.4%	127	119	6.7%
Gross margin	25.0%	20.8%	420 bps	23.0%	18.8%	420 bps

Non-GAAP Measures

EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin

We define EBITDA as income (loss) from continuing operations, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, the adjustments include share-based compensation, senior leadership transition and organizational realignment costs, ERP implementation costs, and business development and consulting costs. We define EBITDA margin and Adjusted EBITDA margin as EBITDA and Adjusted EBITDA, respectively, each expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income as income (loss) from continuing operations, adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. We define Adjusted Net Income per share as Adjusted Net Income divided by the weighted-average basic and diluted shares outstanding. For the periods presented herein, these adjustments include other intangible asset amortization, share-based compensation, senior leadership transition and organizational realignment costs, ERP implementation costs, and business development and consulting costs.

Free Cash Flow

We define Free Cash Flow from continuing operations as net cash flows from operating activities less purchases of property, plant, and equipment.

The Non-GAAP Measures are not measures of net income (loss), operating income (loss), or net cash flows as determined under GAAP. The Non-GAAP Measures are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income (loss), net income (loss) per share, or net operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flows. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than does GAAP measures alone. We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income (loss) on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and the Non-GAAP Measures do not reflect any cash requirements for such replacements;
•
Certain Non-GAAP Measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•
Certain Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;
•
Certain Non-GAAP Measures do not reflect our tax expense or any cash requirements to pay income taxes;
•
Certain Non-GAAP Measures do not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•
Certain Non-GAAP Measures do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a GAAP basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of income (loss) from continuing operations as determined in accordance with GAAP to EBITDA and Adjusted EBITDA, and income (loss) from continuing operations margin to EBITDA margin and Adjusted EBITDA margin (each expressed as a percentage of net sales) for the periods indicated:

(Dollars in thousands)	Three Months Ended				Nine Months Ended
	March 29,	% of Net	March 30,	% of Net	March 29,	% of Net	March 30,	% of Net
	2026	sales	2025	sales	2026	sales	2025	sales
Income (loss) from continuing operations	$(716)	-0.9%	$3,821	5.0%	$5,428	2.5%	$5,263	2.6%
Income tax expense	49		1,053		1,811		1,521
Interest expense	58		—		146		1,169
Interest income	(760)		(760)		(2,257)		(2,649)
Depreciation and amortization	2,482		2,569		6,960		7,024
EBITDA	1,113	1.4%	6,683	8.8%	12,088	5.5%	12,328	6.0%
Share-based compensation	894		805		2,688		2,080
Senior leadership transition and organizational realignment costs(a)	—		—		196		448
ERP implementation costs(b)	291		—		784		—
Business development and consulting costs(c)	8,425		—		9,394		—
Adjusted EBITDA	$10,723	13.7%	$7,488	9.9%	$25,150	11.5%	$14,856	7.3%

The following table sets forth a reconciliation of income (loss) from continuing operations as determined in accordance with GAAP to Adjusted Net Income for the periods indicated:

(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
	March 29,	March 30,	March 29,	March 30,
	2026	2025	2026	2025
Income (loss) from continuing operations	$(716)	$3,821	$5,428	$5,263
Income tax expense	49	1,053	1,811	1,521
Amortization of acquisition intangibles	450	450	1,350	1,350
Share-based compensation	894	805	2,688	2,080
Senior leadership transition and organizational realignment costs(a)	—	—	196	448
ERP implementation costs(b)	291	—	784	—
Business development and consulting costs(c)	8,425	—	9,394	—
Adjusted Net Income before income taxes	9,393	6,129	21,651	10,662
Adjusted income tax expense(d)	2,160	1,103	4,980	1,919
Adjusted Net Income	$7,233	$5,026	$16,671	$8,743

Adjusted net income per common share
Basic	$0.45	$0.31	$1.03	$0.53
Diluted	$0.45	$0.30	$1.03	$0.53
Weighted average shares used for the computation of (e):
Basic Adjusted net income per share	16,136,132	16,414,340	16,147,425	16,471,352
Diluted Adjusted net income per share	16,136,132	16,540,345	16,263,844	16,554,235

The following table presents the reconciliation of income (loss) from continuing operations per diluted share to Adjusted Net Income per diluted share for the periods indicated:

	Three Months Ended		Nine Months Ended
	March 29,	March 30,	March 29,	March 30,
	2026	2025	2026	2025
Income (loss) from continuing operations per diluted share	$(0.04)	$0.23	$0.33	$0.32
Impact of adjustments:
Income tax expense	—	0.06	0.11	0.09
Amortization of acquisition intangibles	0.03	0.03	0.08	0.08
Share-based compensation	0.06	0.05	0.17	0.13
Senior leadership transition and organizational realignment costs(a)	—	—	0.01	0.03
ERP implementation costs(b)	0.02	—	0.05	—
Business development and consulting costs(c)	0.52	—	0.58	—
Adjusted Net Income per diluted share before income taxes	0.59	0.37	1.33	0.65
Impact of adjusted income tax expense on net income per diluted share before income taxes(d)	(0.14)	(0.07)	(0.30)	(0.12)
Adjusted Net Income per diluted share	$0.45	$0.30	$1.03	$0.53

The following table presents the reconciliation of net cash flow by operating activities of continuing operations to Free Cash Flow for the periods presented:

	Nine Months Ended
	March 29,	March 30,
	2026	2025
Net cash used in operating activities of continuing operations	$13,387	$18,457
Less:
Purchases of property, plant and equipment	(5,746)	(6,606)
Free cash flow	$7,641	$11,851

(a)
Represents amounts paid for legal fees and recruiting costs associated with the CEO and CFO transitions, as well as non-recurring severance costs incurred as part of the Company's strategic organizational realignment undertaken in connection with the transitions.
(b)
Represents consulting costs incurred in connection with the ERP system implementation.
(c)
Represents non-recurring third-party business development and consulting costs and debt extinguishment costs related to the Marine Products transaction.
(d)
For fiscal 2026 and 2025, income tax expense reflects an income tax rate of 23.0% and 20.0%, respectively.
(e)
Represents the Weighted Average Shares used for the computation of Basic and Diluted earnings (loss) per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per basic and diluted share for all periods presented herein.

Investor Contact:

MasterCraft Boat Holdings, Inc.

Alec Harmon

Senior Director of Strategy and Investor Relations

Email: investorrelations@mastercraft.com

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